                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                             TRANSMEDIA EUROPE, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                          13-3701141
-------------------------------                    -------------------------
 (State or other jurisdiction of                        (I.R.S. Employer
incorporation of organization)                         Identification No.)

                 11 ST. JAMES'S SQUARE, LONDON SW1Y 4LB, ENGLAND
               ---------------------------------------------------
               (Address of principal executive offices) (zip code)

                            U.K. 011-44-171-930-0706
                              including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days

                                       Yes                  No       X
                                                 ----               ----

Item 2. Acquisition or Disposition of Assets

On May 14, 1998 Transmedia Europe, Inc. (the "Company") and Transmedia Asia Pacific, Inc. ("TMA") purchased from Compass Trustees Limited 100% of the outstanding capital stock of Porkpine Limited ("Porkpine"). TMA is a Delaware corporation which shares common directors and officers with the Company. The Company and TMA each acquired 50% of the outstanding capital stock of Porkpine.

Porkpine and its wholly owned subsidiaries Letville Holdings Limited ("Letville") and Floracourt Marketing Limited ("Floracourt") operate two businesses trading as Logan Leisure and Logan Leisure & Entertainment. Porkpine trades as Logan Leisure ("LL"). LL was established in 1989 and is based in Belfast, Northern Ireland. Letville is an intermediary holding company which owns Floracourt. Floracourt trades as Logan Leisure & Entertainment ("LLE"). LLE is based in Dublin in the Republic of Ireland and commenced operations in 1992. Both LL and LLE produce and sell discount and savings directories. The discount directory is a book of vouchers, along with a membership card, which the purchaser of the directory can use to obtain discounts from participating merchants. LL and LLE have negotiated agreements with such participating merchants whereby the merchant agrees to the inclusion of branded vouchers in the directory or acceptance of the membership card. The purchaser of the directory can use their membership card or redeem such vouchers to obtain a discount on purchases made in the merchant's establishments. Participating merchants include hotel groups, restaurants and a wide range of leisure activity providers such as golf clubs.


The transaction was consummated pursuant to an acquisition agreement (the "Agreement") dated May 14, 1998 between Compass Trustees Limited, the Company, TMA and Gavin and Joanne Logan. The consideration paid totalled 1,060,000 pounds sterling ($1,749,000 approximately) subject to increase or decrease by an amount equal to the net current assets of Porkpine and subsidiaries as of the date of completion. The net current assets as of the date of completion will be determined by reference to consolidated financial statements (the "Completion accounts") to be prepared as soon as practical after May 14, 1998. The consideration paid on consummation was paid as follows:

                                     Company        TMA          Total
                                     -------      -------      ---------
       Pounds Sterling

       Cash                          330,000      330,000        660,000
       Shares of common stock:
       Company - 225,000 shares      200,000         --          200,000
       TMA - 225,000 shares             --        200,000        200,000
                                     -------      -------      ---------
       Total                         530,000      530,000      1,060,000
                                     -------      -------      ---------




Porkpine had previously entered into Heads of Terms with unrelated third parties to form a joint venture to sell directories through the third parties marketing channels. As of May 14, 1998 negotiations with regard to two contracts were at an advanced stage. Pursuant to the terms of the Agreement, if such contracts are consummated, Porkpine has agreed to pay an amount equal to 50% of its share of the Joint Venture pre-tax profits accruing to Porkpine from the said two contracts to Gavin Logan.

Pursuant to the Agreement Gavin Logan entered into a Service Contract with Countdown Holdings PLC ("Countdown"). Countdown is 50% owned by the Company and 50% owned by TMA. The Service Contract is an employment agreement pursuant to which Countdown employs Gavin Logan as Chief Operating Officer. The Service Contract is for a period of two years and provides for an annual salary of 72,000 pounds sterling, subject to such increases from time to time as Countdown may agree in its sole discretion. The Service Contract also provides for the grant of options to Gavin Logan to purchase 50,000 shares of common stock of each of the Company and TMA in March 1999 and March 2000 at an exercise price of $1.50 per share, an aggregate of 100,000 shares of common stock in each of the Company and TMA.


Item 7.           Financial Statements and Exhibits

(a) and (b)       Financial Statements of the Businesses Acquired and Pro Forma
                  Financial Information

It is impractical for the Company to provide at this time the required audited financial statements and the required pro forma financial information. The Company intends to file such financial statements and pro forma financial information as an amendment to this form as soon as practicable but in any event no later than July 29, 1998

(C)      Exhibits

2.1 Agreement for the acquisition of 100% of the issued share capital of Porkpine Limited among Compass Trustees Limited, Transmedia Europe, Inc.and Transmedia Asia Pacific, Inc and Gavin Logan and Joanne Logan, dated May 14, 1998

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorised.

TRANSMEDIA EUROPE, INC.

By:
   ----------------------
Paul Harrison
President and Chief Financial Officer